EXHIBIT 99.1

SUPPLEMENTAL INFORMATION

Unless otherwise indicated or the context otherwise requires, the terms “ResCap,” “the Company,” “we,” “us” and “our” refer to Residential Capital, LLC and its direct and indirect subsidiaries on a consolidated basis.

Background

We are highly leveraged relative to our cash flow, and our liquidity position has been declining. There is a significant risk that we will not be able to meet our debt service obligations, be unable to meet certain financial covenants in our credit facilities, and be in a negative liquidity position in June 2008. As of February 29, 2008, our liquidity portfolio (cash readily available to cover operating demands from across our business operations and maturing obligations) totaled $1.8 billion. In addition, we have expended a significant amount of our available cash in recent weeks. We have approximately $4.4 billion of unsecured long-term debt maturing during the remainder of 2008, consisting of approximately $1.2 billion aggregate principal amount of notes due in June 2008, approximately $1.8 billion of outstanding borrowings under our term loan due in July 2008, and approximately $1.1 billion aggregate principal amount of notes due in November 2008. Additionally, we had approximately $15.6 billion of secured, short-term debt outstanding as of December 31, 2007 with various maturity dates in 2008, excluding debt of GMAC Bank. In an effort to improve our short-term liquidity and our capital structure and generally reduce our financial risk, we have undertaken the following:

•
We are conducting debt tender and exchange offers, as previously announced, for our outstanding unsecured notes to improve our financial flexibility by extending the maturities of such indebtedness and reducing our overall indebtedness. We are offering eligible holders of ResCap notes that mature in 2008 and 2009, as well as holders of ResCap notes that mature in 2010 through 2015, the ability to exchange such notes for one of two newly-issued series of notes of ResCap. Holders of ResCap’s floating rate notes maturing on June 9, 2008 have the ability to tender such notes for cash. In addition, eligible holders participating in the exchange offers may elect to receive cash in lieu of new notes that they would otherwise receive pursuant to a “Modified Dutch Auction” process. Newly issued notes would be secured by a second or third priority lien on the assets that would secure the proposed senior secured credit facility with GMAC.

•
We are in negotiations with our parent, GMAC LLC (“GMAC”), to provide us with a new $3.5 billion senior secured credit facility, which would be used to fund the cash required for the previously announced offers, to repay the term loan maturing in July 2008 and to replace our $875.0 million 364-day revolving bank credit facility and our $875.0 million 3-year revolving bank credit facility. Such facility would be secured by a first priority lien in substantially all of our existing and after-acquired unencumbered assets remaining available to be pledged as collateral.

•
We are seeking amendments to substantially all of our secured bilateral facilities that would extend the maturities of such facilities from various dates in 2008 to May 2009 and eliminate or modify the tangible net worth covenant contained in such facilities. Although some of our secured facilities have been extended during 2008, the extensions have generally been for periods shorter than such facilities’ previous terms. Between March 1, 2008 and December 31, 2008, we have $30.2 billion, or 96.8%, of our secured committed capacity maturing.

•
We are in negotiations with GMAC for them to contribute to us by May 31, 2008 approximately $350.0 million principal amount of our outstanding notes held by GMAC in exchange for additional ResCap preferred units, which are exchangeable at GMAC’s option at any time after January 1, 2009, subject to certain conditions, into preferred units of IB Finance Holdings, LLC (“IB Finance”), the owner of GMAC Bank.

•	We are seeking approximately $150.0 million in additional borrowings under one of our existing secured facilities with GMAC, the availability of which is subject to us meeting certain conditions.

Even if we are successful in implementing all of the actions described above, we will be required, in order to satisfy our liquidity needs and comply with anticipated covenants to be included in our new debt agreements requiring maintenance of minimum cash balances, to consummate in the near term certain asset sales or other capital generating actions over and above our normal mortgage finance activities to provide additional cash of approximately $600 million by June 30, 2008. Asset liquidation initiatives may include, among other things, sale of retained interest in our mortgage securitizations, marketing of loans secured by time share receivables, marketing of our U.K. and Continental Europe mortgage loan portfolios, whole loan sales and marketing of businesses and platforms that are unrelated to our core mortgage finance business. Moreover, the amount of liquidity we need may be greater than currently anticipated as a result of additional factors and events (such as interest rate fluctuations and margin calls) that increase our cash needs causing us to be unable to independently satisfy our near-term liquidity requirements.

Liquidity and Capital Resources

Liquidity and Capital Management Highlights Year to Date 2008

Domestic and international mortgage and capital markets have continued to experience significant dislocation. As a result, our liquidity was negatively impacted due to reduced committed lending levels and lower effective advance rates of our secured committed sources of liquidity. In addition, we have incurred significant losses in the first quarter of 2008, and many of our secured committed facilities experienced shorter dated extensions than in the past.

On February 21, 2008, our subsidiary, Residential Funding Company, LLC (“RFC”), entered into a secured credit agreement with GMAC, as a lender and as agent, to provide RFC with a revolving credit facility with a principal amount of up to $750.0 million. To secure the obligations of RFC under the credit agreement, RFC has pledged as collateral under a pledge agreement, among other things, its membership interest in RFC Resort Funding, LLC, a wholly-owned special purpose subsidiary of RFC, certain loans made by RFC to resort developers secured by time-share loans or agreements to purchase timeshares and certain loans made by RFC to resort developers to fund construction of resorts and resort-related facilities and all collections with respect to the pledged loans. This funding is supplemental to existing third party financing for the Resort Finance business.  On February 21, 2008, RFC borrowed $635.0 million under the credit agreement maturing on August 21, 2009 and subsequently drew an additional $20.0 million in March 2008.

On March 31, 2008, ResCap’s parent, GMAC, contributed notes of ResCap that GMAC had previously purchased in open market purchase transactions with a face amount of approximately $1.2 billion and a fair value of approximately $607.2 million to ResCap in exchange for 607,192 ResCap preferred units with a liquidation preference of $1,000 per unit. The ResCap preferred units are exchangeable at GMAC’s option on a unit-for-unit basis into preferred membership interests in IB Finance at any time after January 1, 2009, so long as neither ResCap nor any of its significant subsidiaries was the subject of any bankruptcy proceeding on or before that date. The ResCap preferred units have no voting rights, except as required by law, and are not transferable by GMAC to any party other than a wholly-owned affiliate of GMAC without the consent of ResCap’s board of directors, including a majority of the independent directors. The IB Finance preferred units are redeemable at the option of ResCap’s independent directors on any preferred distribution payment date in whole or in part for 100% of their liquidation preference plus any authorized but unpaid distributions on the IB Finance preferred units.

Also, on March 31, 2008, the secured funding facility for Business Capital Group’s construction assets went into early amortization due to Moody’s failure to reaffirm the facility rating.

On April 18, 2008, GMAC entered into a loan and security agreement maturing on October 17, 2008 with RFC and GMAC Mortgage, LLC to provide $750 million to fund mortgage servicing rights. To secure the obligations of RFC and GMAC Mortgage under the loan and security agreement, RFC and GMAC Mortgage have pledged as collateral their servicing rights and related contractual rights under certain pooling and servicing agreements and loan servicing agreements with respect to pools of first- and second-lien mortgage loans and home equity lines of credit. ResCap guarantees the prompt payment of the obligations of RFC and GMAC Mortgage under the loan and security agreement. Upon execution, both ResCap entities drew a combined advance of $468 million, which in turn indirectly paid down intercompany debt owed to ResCap.

Liquidity Management

Our liquidity needs are significant and we rely on access to capital markets to provide financing and fund asset growth. Historically, our primary liquidity management objective is ensuring that we have adequate, reliable access to liquidity across all market cycles and in periods of financial stress. We traditionally met our financing needs in a variety of ways: through whole-loan sales, the public debt capital markets, mortgage conduit facilities and asset-backed securities markets, as well as through the deposit-gathering and other financing activities of GMAC Bank. With respect to our liquidity needs:

•
Liquidity portfolio:  We maintain a portfolio of money market instruments to support cash fluctuations, which we consider our liquidity portfolio. As of February 29, 2008, our liquidity portfolio totaled $1.8 billion, as compared with $2.2 billion as of December 31, 2007. We view our liquidity portfolio as cash readily available to cover operating demands from across our business operations. In our view, liquidity differs from cash and cash equivalents of $3.9 billion in that liquidity does not include cash balances within GMAC Bank and operating cash maintained within business segments to cover timing related outflows. In addition to our liquidity portfolio, we maintain domestic unsecured revolving bank credit facilities that are available to cover contingent funding needs. We have an $875.0 million 364-day revolving bank credit facility that matures in June 2008 and an $875.0 million 3-year revolving bank credit facility that matures in June 2010. Under the terms of the 364-day revolver, we have the ability to draw funds and the ability to convert the revolver into a term loan for one additional year with a minimum notice of one business day prior to the termination of the initial 364-day commitment. These facilities would be replaced in the event that we enter into the proposed senior secured credit facility.

•	Short- and long-term financing: We have significant short- and long-term financing needs. We manage our liquidity by financing our assets in a manner consistent with their liquidity profile.

•
Short-term financing:  We require short-term funding to finance our mortgage loans held for sale, lending receivables and various other liquid assets. As of February 29, 2008, the outstanding balance of short-term borrowings totaled $15.0 billion, as compared with $17.2 billion as of December 31, 2007.

•
Long-term financing:  Our long-term financing needs arise primarily from our mortgage loans held for investment, mortgage servicing rights, real estate investments and assets used for over-collateralization of our funding conduits. Our long-term debt typically consists of collateralized borrowings in securitization trusts and unsecured debt issued in the public debt capital markets.

The following table summarizes our unsecured long-term debt maturity profile as of February 29, 2008:

	Remainder of 2008	2009	2010	2011	2012	2013	2014	2015	2016 and Thereafter	Total
	(In millions)
Domestic senior unsecured notes	$2,359.8	$1,750.0	$2,423.4	$1,377.2	$1,131.0	$1,791.2	$—	$638.8	$—	$11,471.4
Domestic subordinated unsecured notes	—	758.3	—	—	—	—	—	—	—	758.3
Domestic third-party bank credit facility	1,750.0	—	—	—	—	—	—	—	—	1,750.0
International unsecured notes	—	—	851.9	—	989.0	692.6	804.8			3,338.3
Other unsecured long-term debt	257.6	239.7	8.0	—	168.5	—	—	—	—	673.8
Total	$4,367.4	$2,748.0	$3,283.3	$1,377.2	$2,288.5	$2,483.8	$804.8	$638.8		$17,991.8

•	Sources of funding: The funding sources utilized are primarily determined by the type of asset financed and associated with a particular product or business. These sources of liquidity include:

•
Secured funding programs:  A majority of our assets are pledged as collateral to support various funding programs. As a result, sources of funding have been developed in the mortgage and asset-backed securities markets. Also, we have obtained liquidity and long-term funding in the term securitization market for our held for investment mortgage loan portfolio.

•
Unsecured funding sources at the ResCap parent level:  ResCap has historically had access to the unsecured debt market to further diversify its funding sources. Since the June 2007 issuances of €600 million 3.25-year floating rate note and £400 million 7-year fixed rate note (total of $1.6 billion U.S. dollars), the Company has been unable to access the long-term unsecured markets due to its weakened ratings and corporate performance driven by the illiquidity of the capital markets. Where legal entity, regulatory, country differences or other business segment considerations make reliance on parent funding impractical, some business segments enter into their own financing arrangements. We regularly assess the reliability and concentrations of our funding sources.

•
Our ability to access the funding capacity of GMAC Bank:  GMAC Bank provides us with another source of liquidity through its ability to accept deposits, to obtain Federal Home Loan Bank (“FHLB”) advances and federal funds. The financing through the FHLB is uncommitted and requests for additional advances are evaluated at the time they are received. We may be required to sell GMAC Bank, or conditions may be placed on our retention of GMAC Bank. See “Legal and Regulatory Risks Related to Our Business—Certain of our owners are subject to a regulatory agreement that may affect our interest in GMAC Bank.”

The following table summarizes the maturities of FHLB advances as of February 29, 2008:

	Remainder of 2008	2009	2010	2011	2012	2013	2014	2015	2016 and Thereafter	Total
	(In millions)
FHLB	$841.0	$1,572.0	$1,441.0	$837.0	$2,514.0	$846.0	$1,110.0	$530.0	$1,165.0	$10,856.0

As of February 29, 2008, GMAC Bank had total assets of $28.4 billion (including $1.2 billion of cash) distributed between its mortgage and automotive divisions. As a regulated entity, GMAC Bank is subject to significant restrictions on transactions with, or providing any financial support to, any affiliate, including ResCap or any of its subsidiaries. Additionally, GMAC Bank is required to obtain approval from the FDIC and Utah Department of Financial Institutions for its business plan (assets, funding plan and capital) through December 31, 2009.

•
Maintaining an active dialogue with the rating agencies:  Historically, our ability to meet our funding needs is influenced by the rating agencies’ requirements. These requirements impact our capital structure and growth rate. We have obtained ratings from four agencies and maintain an active dialogue with each throughout the year. Changes in the business environment and our performance may further negatively impact ratings. On February 5th, February 22nd, March 3rd, April 23rd, April 24th, April 29th and May 2nd, additional rating downgrades were enacted by all four rating agencies. Currently all four agencies have placed ResCap on negative watch, reflecting the credit agencies’ concern that, among other things, continued stresses in the mortgage markets will continue to present financial challenges for ResCap in the near term. If our current ratings continue in effect or our ratings are further downgraded, it could increase the interest rate that we would have to pay to raise money in the capital markets, making it more expensive for us to borrow money and adversely impacting our access to capital.

•
Interest Rate Management:  The interest rate risk profile of our liquidity can be separated from the actual debt issuances using derivative financial products. We issue both fixed and variable rate debt in a range of currencies. We use derivative contracts, primarily interest rate swaps, to effectively convert a portion of our fixed rate debt to variable rate debt and variable rate debt to fixed rate debt. The maturity structure of the derivatives generally corresponds to the maturity structure of the debt being hedged. In addition, we use other derivative contracts to manage the foreign exchange impact of certain debt issuances. Recently, we have been required to make significant cash payments under certain derivative contracts.

Borrowings

	Outstanding as of
	February 29, 2008	December 31, 2007
	(In millions)
Borrowings from parent	$635.0	$—
Collateralized borrowings in securitization trusts — long-term(a)	12,018.1	16,145.7
Senior unsecured notes — long-term(a)	14,811.7	14,550.4
Subordinated unsecured note — long-term(a)	758.3	758.3
Term loans and revolvers — long-term(a)	1,750.0	1,750.0
Bank lines — short-term	234.3	278.3
Bank lines — long-term(a)	35.0	33.2
Other unsecured — short-term	433.3	347.0
Other unsecured — long-term(a)	636.8	629.8
Subtotal unsecured borrowings	18,659.4	18,347.0
Secured — short-term	13,961.3	15,560.5
Secured — long-term(a)	653.1	927.7
FHLB — short-term	400.0	1,050.0
FHLB — long-term(a)	10,456.0	10,299.0
Subtotal secured borrowings	25,470.4	27,837.2
Total borrowings	56,782.9	62,329.9
Bank deposits	14,181.3	13,349.8
Total borrowings and deposits	70,964.2	75,679.7
Off-balance sheet financings	155,129.4	136,108.3
Total	$226,093.6	$211,788.0

(a) Represents borrowings with an original contractual maturity in excess of one year.

Funding Sources

Borrowings from Parent

On February 21, 2008, our subsidiary, RFC, entered into a secured credit agreement with GMAC, as a lender and as agent, to provide RFC with a revolving credit facility with a principal amount of up to $750.0 million. To secure the obligations of RFC under the credit agreement, RFC has pledged as collateral under a pledge agreement, among other things, its membership interest in RFC Resort Funding, LLC, a wholly-owned special purpose subsidiary of RFC, certain loans made by RFC to resort developers secured by time-share loans or agreements to purchase timeshares and certain loans made by RFC to resort developers to fund construction of resorts and resort-related facilities and all collections with respect to the pledged loans. This funding is supplemental to existing third party financing for the Resort Finance business. On February 21, 2008, RFC borrowed $635.0 million under the credit agreement maturing on August 21, 2009 and subsequently drew an additional $20.0 million in March 2008.

Collateralized Borrowings in Securitization Trusts

As part of our ongoing funding and risk management practices, we have established secondary market trading and securitization programs that provide long-term financing primarily for our mortgage loans. Our access to securitization markets worldwide has been severely restricted since August 2007. We do not expect these markets to improve in the near term. We are adjusting our current business production levels and distribution strategies to respond to these market conditions.

As part of our strategy to limit the impact of nonprime asset value fluctuations on our financial statements, we completed the sale of residual cash flows related to a number of on-balance sheet securitization trusts in December 2007. At the same time, we completed the actions necessary to cause the securitization trusts to satisfy the QSPE requirements of SFAS No. 140.

Unsecured and Secured Funding Facilities

The following tables highlight committed, uncommitted and total capacity under our secured and unsecured funding facilities as of February 29, 2008 and December 31, 2007. These facilities mature between March 2008 and March 2040. While we have generally been able to successfully renegotiate the renewals of most of our facilities in the past, counterparties have recently demanded more onerous terms in return for renewals. Such terms have included, among other things, shorter maturities upon renewal, lower overall borrowing limits, lower ratios of funding to collateral value for secured facilities and higher borrowing costs. Accordingly, there are no assurances that we will be able to renew or refinance maturing facilities on acceptable terms, or at all, in the future.

These tables do not include collateralized borrowings in securitization trusts, off-balance sheet financings, senior unsecured notes, our subordinated unsecured note, medium-term unsecured notes or bank deposits. The secured uncommitted facilities include FHLB advances.

	As of February 29, 2008			As of December 31, 2007
	Committed	Uncommitted	Total	Committed	Uncommitted	Total
Unsecured funding facilities	$3,518.9	$932.1	$4,451.0	$3,517.5	$891.3	$4,408.8
Secured funding facilities	31,173.3	21,621.9	52,795.2	33,178.8	21,583.4	54,762.2

The unused capacity on the committed secured facilities can be utilized only upon pledge of eligible assets that we may not currently have available, or the capacity can provide funding for future asset acquisitions.

Certain of our credit facilities contain a financial covenant, among other covenants, requiring us to maintain a minimum consolidated tangible net worth (as defined in each respective agreement) as of the end of each fiscal quarter. Under the agreements, our tangible net worth cannot fall below a base amount plus an amount equal to 25% of our net income (if positive) for the fiscal year since the closing date of the applicable agreement. The most restrictive provision in our credit agreements requires a minimum tangible net worth of $5.4 billion. We complied with these provisions as of December 31, 2007. In connection with the negotiation of the proposed senior secured credit facility, we will attempt to negotiate changes to the existing financial covenants in our other credit facilities so that they are consistent with those of the senior secured credit facility, but there can be no assurance that such negotiations will be successful, or that counterparties will not demand additional concessions in return.

Our consolidated tangible net worth fluctuates based principally upon our operating results, among a number of other factors. If we are unable to modify or eliminate the tangible net worth covenant and if our financial condition does not improve, we may be unable to meet the requirements of the minimum consolidated tangible net worth covenant in the future. In the past, we have relied on capital infusions from GMAC to meet this test. We cannot give holders any assurance such infusions will continue.

Unsecured Funding Facilities

The following table shows the amount of outstanding, unused and total capacity under our unsecured committed facilities as of February 29, 2008 and December 31, 2007:

	Unsecured Committed Facilities
	As of February 29, 2008			As of December 31, 2007
	Outstanding	Unused Capacity	Total Capacity	Outstanding	Unused Capacity	Total Capacity
	(In millions)
Syndicated bank credit facilities	$—	$875.0	$875.0	$—	$875.0	$875.0
364-day bank credit facilities revolver	—	875.0	875.0	—	875.0	875.0
International bank lines	18.9	—	18.9	17.5	—	17.5
Bank term loan	1,750.0	—	1,750.0	1,750.0	—	1,750.0
Total	$1,768.9	$1,750.0	$3,518.9	$1,767.5	$1,750.0	$3,517.5

We maintained $ 3.5 billion of unsecured syndicated bank facilities as of February 29, 2008 compared with $3.5 billion as of December 31, 2007, consisting of a $1.75 billion bank term loan committed through July 2008, an $875.0 million line of credit committed through June 2010 and an $875.0 million 364-day revolver committed through June 2008.

The following table shows the amount of outstanding, unused and total capacity under our unsecured uncommitted facilities as of February 29, 2008 and December 31, 2007:

	Unsecured Uncommitted Facilities
	As of February 29, 2008			As of December 31, 2007
	Outstanding	Unused Capacity	Total Capacity	Outstanding	Unused Capacity	Total Capacity
	(In millions)
Lines of credit	$250.2	$24.4	$274.6	$243.8	$23.2	$267.0
International commercial paper	388.4	—	388.4	301.4	—	301.4
GMAC Bank Fed Funds	—	220.0	220.0	0.1	219.9	220.0
Other	47.1	2.0	49.1	100.9	2.0	102.9
Total	$685.7	$246.4	$932.1	$646.2	$245.1	$891.3

As of February 29, 2008, we had access to approximately $0.3 billion of unsecured lines of credit from financial institutions, as compared with $0.3 billion as of December 31, 2007. These lines are available on an uncommitted basis and borrowings under these lines mature in 30 to 365 days. We used borrowings under these lines for general working capital purposes.

In Mexico, we had 4.1 billion pesos ($0.4 billion) of commercial paper and bank lines of 2.3 billion pesos outstanding ($0.2 billion) as of February 29, 2008, as compared with 3.3 billion pesos ($0.3 billion) and 2.3 billion pesos ($0.2 billion) outstanding, respectively, as of December 31, 2007.

Secured Funding Facilities

In the United States and in the other countries in which we operate, we use both committed and uncommitted secured facilities to fund inventories of mortgage loans held for investment, mortgage loans held for sale, lending receivables, mortgage servicing cash flows and securities. We use these facilities to provide funding for residential mortgage loans prior to their subsequent sale or securitization. We refer to the time period between the acquisition or origination of loans and their subsequent sale or securitization as the aggregation period. Prior to the market disruptions of August 2007, these aggregation facilities were primarily funded through the issuance of asset-backed commercial paper or similar short-term securities, both through programs we sponsor and through credit facilities obtained from other lenders’ commercial paper programs. Since August 2007, our access to the commercial paper markets has been severely curtailed, consistent with the experiences of other asset-backed commercial paper issuers. Other secured borrowings include transactions under repurchase agreements or similar arrangements or secured bank loans. The cost of funding related to these vehicles is priced off a short-term benchmark, such as highly-rated commercial paper, one month LIBOR or a similar index, plus a stated percentage over such cost and/or other costs of issuance. In the past, committed liquidity sources were generally renewed annually and at our discretion and the discretion of the third party. The current market conditions have recently demanded more onerous terms in return for renewals. Such terms have included, among other things, shorter maturities upon renewal. Our secured borrowings, including our aggregation facilities, are repaid as the underlying assets are sold or securitized. Between March 1, 2008 and December 31, 2008, we have $30.2 billion, or 96.8%, of our secured committed capacity maturing.

The following table shows the amount of outstanding, unused and total capacity under our secured committed facilities as of February 29, 2008 and December 31, 2007:

	Secured Committed Facilities
	As of February 29, 2008			As of December 31, 2007
	Outstanding	Unused Capacity	Total Capacity	Outstanding	Unused Capacity	Total Capacity
	(In millions)
Repurchase Agreements	$3,322.7	$5,497.2	$8,819.9	$3,605.2	$5,313.7	$8,918.9
Receivables Lending Agreement (RLA)	—	5,462.6	5,462.6	170.0	5,292.6	5,462.6
Mortgage Asset Lending Agreement (MALA)	—	3,216.4	3,216.4	70.0	3,146.4	3,216.4
Bank facilities for construction lending receivables	1,688.3	160.5	1,848.8	1,804.8	45.4	1,850.2
Bank facility for mortgage servicing rights	1,379.0	221.0	1,600.0	1,444.0	656.0	2,100.0
Other	7,721.0	2,504.6	10,225.6	8,633.9	2,996.8	11,630.7
Total	$14,111.0	$17,062.3	$31,173.3	$15,727.9	$17,450.9	$33,178.8

Although unused capacity exists under our secured committed facilities, use of such capacity is conditioned upon certain collateral eligibility requirements and, as a result, our access to such capacity under these facilities may be limited.

Repurchase Agreements: Borrowings under these arrangements are provided on either a committed or an uncommitted basis.

RLA and MALA:  RLA is a facility that funds our warehouse lending receivables via a syndicate of asset-backed commercial paper vehicles. As described in more detail below, RLA shares a funding commitment with MALA. The decline in borrowings under the RLA facility reflects our decision in 2007 to reduce our warehouse lending activities and the continuing disruptions in the asset-backed commercial paper market (which have made borrowings under this facility less available and more expensive). Accordingly, this capacity may have no practical benefit to our current business and operations.

MALA is a secured aggregation facility that funds residential mortgage loans during the aggregation period. The facility receives funding from a syndicate of asset-backed commercial paper vehicles. MALA shares a funding commitment with RLA. The MALA and RLA facilities have both short-term and long-term commitments. The two facilities had aggregate liquidity commitments of $8.7 billion as of February 29, 2008, which comprises a one-year commitment of $2.2 billion set to mature on May 29, 2008 and a three-year commitment of $6.5 billion set to mature on November 29, 2008. The decline in borrowings under the MALA facility reflects our decision in 2007 to restrict the amount of non-traditional mortgages that we make as well as the continuing disruptions in the asset-backed commercial paper market (which have made borrowings under this facility less available and more expensive). Due to changes in our business model, we do not anticipate that we will experience significant borrowings under the RLA and MALA facilities at least in the near term. Furthermore, due to asset concentration limits contained in the RLA facility, we may not be able to borrow under either of these facilities at the present time, or from time to time in the future. Accordingly, this capacity may have no practical benefit to our current business and operations.

Bank facilities:  As of February 29, 2008, we had facilities that fund construction and commercial lending receivables with aggregate liquidity commitments of $1.8 billion, which includes $198.8 (£100.0) million of liquidity commitments to fund lending receivables in the United Kingdom. In addition, we have arranged facilities to fund mortgage servicing rights on a committed basis. These facilities provided aggregate secured liquidity commitments of $1.6 billion as of February 29, 2008.

Other:  Other secured facilities include certain facilities to fund mortgage loans prior to their sale or securitization. Internationally this includes: $6.4 (£3.2) billion of liquidity commitments to fund loans in the United Kingdom, $1.7 (€1.2) billion of liquidity commitments to fund loans originated in the Netherlands, Germany and Spain, a $708.0 million (750.0 million Australian dollar) liquidity commitment to fund loans in Australia and a $66.5 million (710.9 million Mexican pesos) liquidity commitment to fund loans in Mexico. Domestically, other secured facilities to fund mortgage servicing advances had capacity of $1.3 billion as of February 29, 2008.

Bilateral secured facility:  Effective September 6, 2007, GMAC entered into an agreement with a financial services lender, pursuant to which the entity has committed to provide secured facilities through September 2008. A total of $14.4 billion became available for immediate funding upon execution of the facilities, with an additional $7.0 billion becoming available if and when the facilities are syndicated to other lenders. As of February 29, 2008, approximately $1.8 billion has been syndicated. Up to $8.0 billion of the facilities, depending on GMAC usage of the facilities, can be made available to us to fund mortgage assets. At February 29, 2008, the full capacity of the available secured commitment has been used for mortgage servicing rights (included in bank facilities). An additional $2.0 billion of whole loan repurchase capacity to fund conforming and certain non-conforming collateral was closed in December 2007, resulting in $3.5 billion total secured committed capacity to us from the facilities. Amounts we may borrow under the facilities are our sole obligation and are not guaranteed by GMAC in any form. Likewise, we are not obligated for any amounts GMAC may borrow under the facilities. In light of recent credit rating agency events occurred on April 23rd and 24th, 2008 by Moody’s Investor Service and Standard and Poor’s, respectively, the lender has re-affirmed its right to reduce the commitment of its loan agreement to fund mortgage servicing rights to an amount no less than $1.0 billion (by $0.5 billion). While the lender has not indicated such an action will occur, they nevertheless reserve the right to exercise this reduction under their Rating Agency Commitment Reduction Option at any time and would require prepayment by the company within one (1) business day of the full amount necessary to reduce the Commitment Amount. As a result, we have disclosed $0.5 billion of the secured capacity as uncommitted capacity.

The following table shows the amount of outstanding, unused and total capacity under our secured uncommitted facilities as of February 29, 2008 and December 31, 2007:

	Secured Uncommitted Facilities
	As of February 29, 2008			As of December 31, 2007
	Outstanding	Unused Capacity	Total Capacity	Outstanding	Unused Capacity	Total Capacity
	(In millions)
Repurchase agreements	$172.9	$7,361.1	$7,534.0	$368.3	$7,430.7	$7,799.0
Bank facility for mortgage servicing rights	—	500.0	500.0	—	—	—
Other	330.5	890.8	1,221.3	392.0	803.3	1,195.3
Total excluding FHLB advances	503.4	8,751.9	9,255.3	760.3	8,234.0	8,994.3
FHLB advances	10,856.0	1,510.6	12,366.6	11,349.0	1,240.1	12,589.1
Total	$11,359.4	$10,262.5	$21,621.9	$12,109.3	$9,474.1	$21,583.4

Although capacity exists under our secured uncommitted facilities, use of such capacity is conditioned upon certain collateral eligibility requirements, which means to our access to capacity under these facilities may be limited.

FHLB Advances: GMAC Bank has entered into an advances agreement with FHLB. Under the agreement, as of February 29, 2008 and December 31, 2007, GMAC Bank had assets pledged and restricted as collateral totaling $28.4 and $28.4 billion, respectively, under the FHLB’s existing blanket lien on all GMAC Bank assets, including $9.1 and $8.2 billion of automotive division assets. However, the FHLB will allow GMAC Bank to encumber any assets restricted as collateral not needed to collateralize existing FHLB advances. As of February 29, 2008 and December 31, 2007, GMAC Bank had $13.3 and $12.8 billion, respectively, of assets restricted as collateral that were available to be encumbered elsewhere, including $7.0 and $7.5 billion, of which were recorded on the automotive division of the GMAC Bank and would be subject to all provisions of our operating agreement with GMAC.

Our secured borrowings, including our aggregation facilities, are repaid as the underlying assets are sold or securitized. The following tables show the amounts of borrowings outstanding as of February 29, 2008 and December 31, 2007 under our secured borrowing arrangements:

	As of February 29, 2008
	Secured Committed Outstanding	Secured Uncommitted Outstanding	Total Secured Outstanding	Secured Committed Unused Capacity	Secured Uncommitted Unused Capacity	Total Secured Unused Capacity
	(In millions)
Mortgage loans and warehouse lending(a)	$10,361.8	$11,262.5	$21,624.3	$16,062.7	$9,762.5	$25,825.2
Other lending receivables(b)	1,688.3	—	1,688.3	160.5	—	160.5
Mortgage servicing rights(c)	1,379.0	—	1,379.0	221.0	500.0	721.0
Other	681.9	96.9	778.8	618.1	—	618.1
Total	$14,111.0	$11,359.4	$25,470.4	$17,062.3	$10,262.5	$27,324.8

	As of December 31, 2007
	Secured Committed Outstanding	Secured Uncommitted Outstanding	Total Secured Outstanding	Secured Committed Unused Capacity	Secured Uncommitted Unused Capacity	Total Secured Unused Capacity
	(In millions)
Mortgage loans and warehouse lending(a)	$11,687.7	$12,014.1	$23,701.8	$16,140.8	$9,474.1	$25,614.9
Other lending receivables(b)	1,804.8	—	1,804.8	45.4	—	45.4
Mortgage servicing rights(c)	1,444.0	—	1,444.0	656.0	—	656.0
Other	791.4	95.2	886.6	608.7	—	608.7
Total	$15,727.9	$12,109.3	$27,837.2	$17,450.9	$9,474.1	$26,925.0

(a) Mortgage loans and warehouse lending is comprised of MINT II, MALA, RLA, repurchase agreements, the Facilities, and FHLB advances.

(b) Facilities that fund construction and commercial business lending receivables.

(c) Facilities to fund mortgage servicing rights.

International Funding Facilities

The table below shows our borrowings outstanding, unused capacity and the total capacity of our international committed and uncommitted facilities as of February 29, 2008 and December 31, 2007. The amounts shown in the table below were also included in the amounts shown in the tables above relating to our combined secured and unsecured committed and uncommitted facilities. In both the United Kingdom and Continental European businesses, we continue to pursue the renewal of all debt facilities that are scheduled to mature within the next several months.

Certain international facilities have recently expired resulting in a decrease in $1.2 billion of secured committed financing capacity. At maturity, we repaid the lenders $0.9 billion of outstanding debt to fund the affected collateral.

	International Facilities
	As of February 29, 2008			As of December 31, 2007
	Outstanding	Unused Capacity	Total Capacity	Outstanding	Unused Capacity	Total Capacity
	(In millions)
Committed international facilities	$7,675.4	$1,921.9	$9,597.3	$8,460.1	$2,428.8	$10,888.9
Uncommitted international facilities	969.2	915.3	1,884.5	937.2	826.6	1,763.8

Bank Deposits

As of February 29, 2008, GMAC Bank had approximately $13.5 billion of deposits, $1.8 billion of which were escrows related to our servicing of mortgage loans compared with $12.8 billion of deposits, $1.6 billion of which were escrows related to our servicing of mortgage loans, respectively as of December 31, 2007. These funds are generally available only for the operations of GMAC Bank, and cannot be used to fund the operations or liabilities of our other affiliates.

At February 29, 2008 and December 31, 2007, ResMor Trust Company also had approximately Cdn$643.6 million ($657.6 million and Cdn$514.1 million ($521.7 million) of deposits, respectively.

Off-Balance Sheet Financings

Our total off-balance sheet financings were $155.1 billion as of February 29, 2008 and $136.1 billion as of December 31, 2007. A significant portion of our off-balance sheet financing relates to securitizations issued in off-balance sheet trusts. The off-balance sheet securitization trusts had aggregate outstanding balances of $155.1 billion as of February 29, 2008 and $136.1 billion as of December 31, 2007.

We participate in a number of off-balance sheet revolving securitizations collateralized by home equity lines of credit with credit capacity totaling approximately $10.8 billion. These securitizations are self-contained trusts that distribute cash between the borrowers. If at any point, the cash accessible to borrowers within the trust is not sufficient, we are obligated to fund any incremental draws on the lines by the borrower. We are actively managing the available lines of credit within these trusts to reduce this potential risk.

Proposed Senior Secured Credit Facility

Overview

RFC and GMAC Mortgage, LLC, as borrowers (the “Borrowers”) propose to enter into a new senior secured credit agreement with GMAC, as lender, the security trustees party thereto, the collateral agents party thereto, and the financial institutions appointed by GMAC from time to time as valuation agents. The proposed senior secured credit facility will provide senior secured financing of $3,500,000,000 consisting of a $3,500,000,000 maximum revolving credit line. The proposed senior secured credit facility is conditioned upon, among other things, completion of the previously announced exchange offers in a manner satisfactory to GMAC, the repayment of our term loan maturing in July 28, 2008 and completion of due diligence. In addition, our board of directors will give consideration to a number of factors before accepting the terms of any facility that can be arranged, including the minimum maturity, the minimum available capital provided to us as a result of borrowing base requirements, as well as our liquidity constraints and terms of our other financing arrangements.

We, and each of our significant domestic subsidiaries (as defined in SEC Regulation S-X and excluding GMAC Bank), will guarantee the obligations of RFC and GMAC Mortgage, LLC under the proposed senior secured credit agreement. Certain other subsidiaries of RFC and GMAC Mortgage, LLC will pledge assets to be included in the collateral. We, together with the Borrowers and such pledgors and guarantors, are referred to as the “Related Parties” within this description of other indebtedness.

RFC and GMAC Mortgage, LLC may use the proceeds of the senior secured credit facility for the purpose of repaying existing indebtedness, acquiring assets and for other purposes agreed upon with GMAC.

Interest Rate, Fees, Etc.

Borrowings under the revolving credit facility will bear interest at a rate equal to a margin of 2.75% over a LIBOR rate determined by reference to the costs of funds for deposits in dollars of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs.

In addition to paying interest on outstanding principal under the proposed senior secured credit facility, RFC and GMAC Mortgage, LLC will be required to pay:

•	an upfront fee of 0.50% of the facility amount; and
•	reasonable valuation agents’ fees for valuation agents to be determined by GMAC from time to time.

GMAC will also have a right of set-off against all other amounts owed to it pursuant to other agreements.

Advance Rates

The borrowing base will be determined based upon a formula to be agreed upon by the parties, taking into account the (i) market value of the primary collateral and reinvestment collateral, as determined from time to time in accordance with GMAC’s customary practices, or the carrying value of collateral, as determined from time to time in accordance with our customary practices, (ii) additional reserves, if applicable in GMAC’s reasonable discretion, and (iii) certain advance rates to be agreed by the parties. Generally, the assets eligible for inclusion in the borrowing base include assets of the following types that meet eligibility criteria agreed by the Borrowers and GMAC:

•	conforming loans;
•	jumbo loans;
•	wet loans;
•	second lien or HELOC loans;
•	HLTV loans;
•	scratch and dent loans;
•	eligible servicing principal and interest advances;
•	servicing T&I or corporate advances;
•	other receivables;
•	International Business Group assets;
•	Business Capital Group assets;
•	residual interests;
•	REO, “kick-outs” and model homes; and
•	securities backed by the foregoing or other financial assets.

Prepayments

The senior secured credit agreement will require RFC and GMAC Mortgage, LLC to repay the amount of any deficit in borrowing base availability in the minimum amount of $250,000.

The Borrowers are also required to prepay the senior secured credit facility in an amount equal to net cash proceeds in excess of retained proceeds that are not reinvested in eligible assets within an agreed period of time. Amounts prepaid will permanently reduce the commitment under the senior secured credit facility to the extent such amounts are not reborrowed to acquire new eligible assets within an agreed period of time.

RFC and GMAC Mortgage, LLC may voluntarily repay outstanding loans under the proposed senior secured credit facility at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans.

Maturity

Principal amounts outstanding under the revolving credit facility will be due and payable in full at maturity upon the earliest of (i) May 1, 2010 if the offers are completed in a manner satisfactory to the lender, otherwise March 31, 2009, and (ii) the date on which the maturity of the new notes issued in connection with the previously announced tender offers is accelerated due to an event of default.

Security

The following is a list of the types of primary assets which we have identified as being available as collateral:

•	interests in mortgage loans secured by mortgages on residential properties located in the U.S. and Canada,

•	notes secured by mortgages on real estate located outside the United States, construction loans and securities,

•	servicing advances owed to us or our affiliates,

•	mortgage-related securities,

•	equity interests in certain of our affiliates, and

•	various loans and investments.

The collateral will not include our deposit and other cash accounts, including those which may contain collateral sale proceeds, except for designated securities accounts in which the mortgage-related securities will be maintained.

Certain Covenants and Events of Default

The proposed senior secured credit facility will contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability and the ability of RFC and GMAC Mortgage, LLC and certain other subsidiaries to:

•	incur additional indebtedness and other obligations, except as permitted;
•	create liens on assets in favor of other parties, except as permitted;
•	enter into sale and leaseback transactions;
•	engage in mergers, consolidations or other corporate reorganizations;
•	transfer assets;
•	pay dividends and distributions or repurchase capital stock;
•	make investments, loans or advances;
•	repay subordinated indebtedness (including the senior subordinated notes);
•	make certain acquisitions;
•	engage in certain transactions with affiliates;
•	amend material agreements governing subordinated indebtedness;
•	change lines of business;
•	undergo a change of control;
•	fail to have RFC, GMAC Mortgage, LLC or Homecomings Financial, LLC be approved by at least one government sponsored entity;
•	fail to maintain GMAC Bank as “well capitalized”;
•	cross-default on subordinated notes and other indebtedness (other than non-recourse debt);
•	make servicer advances in a manner inconsistent with past practices with respect to residential mortgage assets, but excluding assets of our Business Capital Group;
•	impair the perfection or priority of GMAC’s liens; and
•	fail to repay bank term loans as required no later than July 28, 2008.

In addition, the senior secured credit agreement will require us to maintain a minimum cash balance and to maintain a minimum consolidated tangible net worth. The senior secured credit agreement will require us to maintain a Peak Score from Fannie Mae of Excellent or better or a Federal Home Loan Mortgage Corporation Tier Score of Tier 2 or better or such other equivalent ranking from another government sponsored entity.

The proposed senior secured credit agreement will also contain certain affirmative covenants, negative covenants, representations and warranties, indemnity provisions and events of default standard and customary for transactions and assets of this type.

Risks Related to Our Business

We have significant near-term liquidity issues and short-term debt maturities. There is a significant risk that we will not be able to meet our debt service obligations in the near term.

We are highly leveraged relative our cash flow with a declining liquidity portfolio. As of February 29, 2008, our liquidity portfolio (cash readily available to cover operating demands from across our business operations and maturing obligations) totaled $1.8 billion. In addition, we have expended a significant amount of our available cash in recent weeks. We have approximately $4.4 billion of unsecured debt maturing during the remainder of 2008, consisting of approximately $1.2 billion aggregate principal amount of notes due in June 2008, approximately $1.8 billion of outstanding borrowings under our term loan due in July 2008, and approximately $1.1 billion aggregate principal amount of notes due in November 2008. Additionally, we had approximately $15.6 billion of secured, short-term debt outstanding as of December 31, 2007 with various maturity dates in 2008, excluding debt of GMAC Bank. Between March 1, 2008 and December 31, 2008, we have $30.2 billion, or 96.8%, of our secured committed capacity maturing. In the first quarter of 2008, the combination of reduced credit commitments and lower effective advance rates resulted in a substantial reduction of secured liquidity.

In our efforts to address our near-term liquidity situation and our capital structure, and to generally reduce our financial risk, we have undertaken a plan, which includes: the debt tender and exchange offers previously announced; a proposed $3.5 billion secured credit facility with our parent, GMAC; amendments to substantially all of our secured bilateral facilities unrelated to GMAC Bank that would extend the maturities of such facilities and eliminate or modify the tangible net worth covenant contained in such facilities; the contribution to us of approximately $350.0 million principal amount of our outstanding notes held by GMAC in exchange for additional ResCap preferred units; and approximately $150.0 million in additional borrowings under one of our existing secured facilities with GMAC, the availability of which is subject to us meeting certain conditions. Even if we are successful in implementing all of the actions described above, satisfying our liquidity needs and complying with any anticipated covenants to be included in our new debt agreements requiring maintenance of minimum cash balances will require us to consummate in the near term certain asset sales or other capital generating actions over and above our normal mortgage finance activities to provide additional cash of approximately $600 million by June 30, 2008.

If any of the components of our plan are unsuccessful and our liquidity position does not otherwise improve, there is a material risk that we will be unable to meet certain of our obligations as they come due, we will be unable to meet certain financial covenants in our credit facilities, and we will be in a negative liquidity position in June 2008.

Moreover, even if we are successful in implementing all of the actions described above, our ability to satisfy our liquidity needs and comply with any covenants included in our debt agreements requiring maintenance of minimum cash balances may be affected by additional factors and events (such as interest rate fluctuations and margin calls) that increase our cash needs making us unable to independently satisfy our near-term liquidity requirements.

Our business requires substantial capital, and if we are unable to maintain adequate financing sources our profitability and financial condition will suffer and jeopardize our ability to continue operations.

We require substantial capital to support our operations and growth plans. Our primary sources of financing include our securitization activities, whole-loan sales, secured aggregation facilities, repurchase agreements, public note issuances, deposits, and bank credit facilities. If we are unable to maintain adequate financing or other sources of capital are not available, we could be forced to suspend, curtail or reduce our operations, which could harm our revenues, profitability, financial condition and business prospects.

Our liquidity has been significantly impaired, and may be further impaired, due to circumstances beyond our control, such as adverse changes in the economy and general market conditions. Continued deterioration in our business performance could limit, and recent reductions in our credit ratings have limited, our ability to access the capital markets on favorable terms. During recent volatile times in the capital and secondary markets, especially since August 2007, access to aggregation and other forms of financing, as well as access to securitization and secondary markets for the sale of our loans, has been severely constricted. Furthermore, our access to capital has been impacted by changes in the market value of our mortgage products and the willingness of market participants to provide liquidity for such products.

Our liquidity may also be adversely affected by margin calls under certain of our secured credit facilities that are dependent in part on the lenders’ valuation of the collateral securing the financing. Each of these credit facilities allows the lender, to varying degrees, to revalue the collateral to values that the lender considers to reflect market values. If a lender determines that the value of the collateral has decreased, it may initiate a margin call requiring us to post additional collateral to cover the decrease. When we are subject to such a margin call, we must provide the lender with additional collateral or repay a portion of the outstanding borrowings with minimal notice. Any such margin call could harm our liquidity, results of operation, financial condition and business prospects. Additionally, in order to obtain cash to satisfy a margin call, we may be required to liquidate assets at a disadvantageous time, which could cause us to incur further losses and adversely affect our results of operations and financial condition. Furthermore, continued volatility in the capital markets has made determination of collateral values uncertain compared to our historical experience, and many of our lenders are taking a much more conservative approach to valuations. As a result, the frequency and magnitude of margin calls has increased, and we expect both to remain high compared to historical experience for the foreseeable future.

Recent developments in the market for many types of mortgage products (including mortgage-backed securities) have resulted in reduced liquidity for these assets. Although this reduction in liquidity has been most acute with regard to nonprime assets, there has been an overall reduction in liquidity across the credit spectrum of mortgage products. As a result, our liquidity has been and will continue to be negatively impacted by margin calls and changes to advance rates on our secured facilities. One consequence of this funding reduction is that we may decide to retain interests in securitized mortgage pools that in other circumstances we would sell to investors, and we will have to secure additional financing for these retained interests. If we are unable to secure sufficient financing for them, or if there is further general deterioration of liquidity for mortgage products, it will adversely impact our business. In addition, a number of our financing facilities have relatively short terms, typically one year or less, and a number of facilities are scheduled to mature during 2008. Additionally, we have $4.4 billion of unsecured long-term debt maturing in 2008, which includes $2.4 billion of senior unsecured notes. Though we have generally been able to renew maturing facilities when needed to fund our operations, in recent months counterparties have often negotiated more conservative terms. Such terms have included, among other things, shorter maturities upon renewal, lower overall borrowing limits, lower ratios of funding to collateral value for secured facilities and higher borrowing costs. Facilities that were extended were generally for shorter terms than we previously have experienced. There can be no assurance that we will be able to renew other maturing credit facilities on favorable terms, or at all.

We have a significant amount of existing debt and may incur significant additional debt, including secured debt, in the future, which could adversely affect our financial condition and our ability to react to changes in our business.

We have a significant amount of debt and may (subject to applicable restrictions in our debt instruments and market conditions) incur additional debt in the future.

Our significant amounts of debt could have other important consequences to you. For example, the debt will or could:

•
require us to dedicate a significant portion of our cash flow from operating activities to payments on our and our subsidiaries’ debt, which will reduce our funds available for working capital, capital expenditures and other general corporate expenses;

•	limit our flexibility in planning for, or reacting to, changes in our business, the residential mortgage industry and the economy at large;

•	place us at a disadvantage as compared to our competitors that have proportionately less debt or that are able to incur or refinance debt or more favorable terms;

•	make us vulnerable to interest rate increases, because a portion of our borrowings are, and will continue to be, at variable rates of interest;

•	expose us to increased interest expense as we refinance existing lower interest rate instruments;

•	adversely affect our relationship with customers and suppliers;

•	make it more difficult for us to satisfy our obligations to the holders of our notes and for our subsidiaries to satisfy their guarantee obligations where applicable.

Given current conditions, we cannot assure you that we will possess sufficient cash flow and liquidity to meet all of our long-term debt service requirements and other obligations. Our cash flow may be affected by a variety of factors, many of which are outside of our control, including regulatory issues, competition, financial markets and other general business conditions.

Our current ratings could adversely affect our ability to raise capital in the debt markets at attractive rates which could negatively impact our results of operations and financial condition.

Each of Standard & Poor’s Rating Services, Moody’s Investors Service, Inc., Fitch, Inc. and Dominion Bond Rating Service rates our debt. A rating agency downgrade on February 22, 2008, resulted in an additional and final step-up of 50 basis points to our senior unsecured debt. On February 5th, February 22nd, March 3rd, April 23rd, April 24th, April 29th and May 2nd, additional rating downgrades were enacted by all four rating agencies. All of these agencies currently maintain a negative outlook with respect to our ratings. Ratings reflect the rating agencies’ opinions of our financial strength, operating performance, strategic position and ability to meet our obligations. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

If our current ratings continue in effect or our ratings are further downgraded, it could increase the interest rate that we would have to pay to raise money in the capital markets, making it more expensive for us to borrow money and adversely impacting our access to capital. As a result, our ratings could negatively impact our business, results of operations and financial condition.

A substantial portion of our operating cash from time to time may be derived from funds provided to us as credit support by parties to various hedging arrangements. In the event interest rates change, we may be required to repay promptly all or a portion of such amounts.

We employ various economic hedging strategies to mitigate the interest rate and prepayment risk inherent in many of our assets, including our mortgage loans held for sale portfolio, our mortgage servicing rights and our portfolio of mortgage loans held for investment and interests from securitizations At any time, a substantial portion of our operating cash consists of funds delivered to us as credit support by counterparties to these arrangements. Although we pay such parties interest on such funds and believe there are no restrictions on our ability to utilize these funds, in the event that interest rates rise, we could be required to return promptly all or a portion of such funds and, if rates change dramatically, to deliver amounts in excess of such funds to such counterparties. If the amount we must repay or deliver is substantial, depending on our liquidity position at that time, we may not be able to pay such amounts as required.

Current conditions in the residential mortgage market and housing markets may continue to adversely affect our earnings and financial condition.

Recently, the residential mortgage market in the United States and Europe has experienced a variety of difficulties and changed economic conditions that adversely affected our earnings and financial condition in full-year 2007 and in 2008 to date. Delinquencies and losses with respect to our nonprime mortgage loans increased significantly and may continue to increase. Housing prices in many parts of the United States and the United Kingdom have also declined or stopped appreciating, after extended periods of significant appreciation. In addition, the liquidity provided to the mortgage sector has recently been significantly reduced. This liquidity reduction combined with our decision to reduce our exposure to the nonprime mortgage market caused our nonprime mortgage production to decline, and such declines may continue. Similar trends are emerging beyond the nonprime sector, especially at the lower end of the prime credit quality scale, and may have a similar effect on our related liquidity needs and businesses in the United States and Europe. These trends have resulted in significant writedowns to our mortgage loans held for sale and trading securities portfolios and additions to our allowance for loan losses for our mortgage loans held for investment and warehouse lending receivables portfolios. A continuation of these conditions, which we anticipate in the near term, may continue to adversely affect our financial condition and results of operations.

Moreover, the continued deterioration of the U.S. housing market and decline in home prices in 2007 in many U.S. and international markets, along with the expected continued decline in 2008, are likely to result in increased delinquencies or defaults on the mortgage assets we own and service. Further, loans that were made based on limited credit or income documentation also increase the likelihood of future increases in delinquencies or defaults on mortgage loans. An increase in delinquencies or defaults will result in a higher level of credit losses and credit-related expenses, which in turn will reduce our revenues and profits. Higher credit losses and credit-related expenses also could adversely affect our financial condition.

Our lending volume is generally related to the rate of growth in U.S. residential mortgage debt outstanding and the size of the U.S. residential mortgage market. Recently, the rate of growth in total U.S. residential mortgage debt outstanding has slowed sharply in response to the reduced activity in the housing market and national declines in home prices. A decline in the rate of growth in mortgage debt outstanding reduces the number of mortgage loans available for us to purchase or securitize, which in turn could lead to a reduction in our revenue, profits and business prospects.

Given the recent disruptions and changes in the mortgage market, we face the need to make significant changes in our business processes and activities. At the same time, we are experiencing losses of staff resources at many levels of the Company, as a result of both attrition and our previously announced restructuring. The loss of staff beyond our control increases the difficulty we face in executing these adaptive changes to our business, and those difficulties represent an additional risk to our business and operating results.

We use estimates and various assumptions in determining the fair value of certain of our assets, and in determining our allowance for loan losses. If our estimates or assumptions prove to be incorrect, we may be required to write down the value of these assets or increase our allowance for loan losses, either of which could adversely affect our earnings and financial condition.

We use estimates and various assumptions in determining the fair value of our mortgage servicing rights and interests that continue to be held from our securitizations, valuation of our mortgage loans held for sale and real estate owned and in determining our allowance for loan losses on our portfolio of mortgage loans held for investment and our business lending receivables. The value of these assets and the size of our loss allowances are functions of various estimates and assumptions we use, including delinquency, loss, prepayment speed and discount rate. These factors have been exacerbated by the continued decline of the domestic housing market, especially (but not exclusively) with regard to the nonprime sector, which has also caused significant stress on certain of our business lending customers. Our actual experience may differ materially from these estimates and assumptions. A material difference between our estimates and assumptions and our actual experience may adversely affect our cash flow, profitability, financial condition and business prospects.

We remain exposed to credit risk associated with the assets held in our portfolio of mortgage loans held for sale and investment and interests from our securitization activities, and higher rates of delinquency and default rates could adversely affect our profitability and financial condition.

We are exposed to delinquencies and losses through our portfolio of interests from our securitization activities and mortgage loans held for sale and investment. Delinquency rates have risen with the continued decline in the domestic housing market, especially with regard to the nonprime sector. As of December 31, 2007, nonprime mortgage loans were 40% of our mortgage loans held for investment portfolio and 17% of our mortgage loans held for sale portfolio. As of December 31, 2006, nonprime mortgage loans were 75% and 32% of our respective loan portfolios.

Furthermore, the effects of ongoing adverse mortgage market conditions, combined with the ongoing correction in residential real estate market prices and reduced home price levels, could result in further price reductions in single family home values, adversely affecting the value of collateral securing mortgage loans that we hold and potential gains on sale of mortgage loans. Declining real estate prices and higher interest rates have caused higher delinquencies and losses on certain mortgage loans. We believe that these trends are likely to continue for the near term. These conditions have resulted in losses, write downs and impairment charges in our mortgage, business lending and other lines of business. Continued declines in real estate values, home sales volumes and financial stress on borrowers as a result of job losses, interest rate resets on adjustable rate mortgage loans or other factors could result in higher delinquencies and greater charge-offs in future periods, which adversely affect our revenues and profits.

Regardless of whether a mortgage loan is prime or nonprime, any delinquency interrupts the flow of projected interest income from a mortgage loan, and a default can ultimately lead to a loss if the net realizable value of the real property securing the mortgage loan is insufficient to cover the principal and interest due on the loan. Also, our cost of financing and servicing a delinquent or defaulted loan is generally higher than for a performing loan. In addition, if we experience higher-than-expected levels of delinquencies or losses in pools of mortgage loans that we service, we may lose our servicing rights, which would result in a loss of future servicing income and may damage our reputation as a loan servicer.

Another factor that may result in higher delinquency rates on mortgage loans we hold for sale and investment and on mortgage loans that underlie our interests from our securitizations is the scheduled increase in monthly payments on adjustable rate mortgage loans. Borrowers with adjustable rate mortgage loans are being exposed to increased monthly payments when the related mortgage interest rate adjusts upward under the terms of the mortgage loan from the initial fixed rate or a low introductory rate, as applicable, to the rate computed in accordance with the applicable index and margin. This increase in borrowers’ monthly payments, together with any increase in prevailing market interest rates, may result in significantly increased monthly payments for borrowers with adjustable rate mortgage loans.

Borrowers seeking to avoid these increased monthly payments by refinancing their mortgage loans may no longer be able to find available replacement loans at comparably low interest rates. A decline in housing prices may also leave borrowers with insufficient equity in their homes to permit them to refinance. In addition, these mortgage loans may have prepayment premiums that inhibit refinancing. Furthermore, borrowers who intend to sell their homes on or before the expiration of the fixed rate periods on their mortgage loans may find that they cannot sell their properties for an amount equal to or greater than the unpaid principal balance of their loans. These events, alone or in combination, may contribute to higher delinquency rates.

We establish an allowance for loan loss on mortgage loans held for investment based on our estimated inherent losses, and seek to manage these risks with risk-based loan pricing and appropriate underwriting policies and loss mitigation strategies. Such policies may not be successful, however, and our profitability and financial condition could be adversely affected by a higher-than-expected level of losses.

Our earnings may decrease because of increases or decreases in interest rates.

Our profitability may be directly affected by changes in interest rates. The following are some of the risks we face relating to an increase in interest rates:

•
Rising interest rates generally reduce our residential mortgage loan production as borrowers become less likely to refinance and acquiring a new home becomes more expensive. Rising interest rates may also reduce demand for our other lending activities, including our warehouse lending and business capital activities. If demand for our loans decreases, our earnings may decrease.

•
During periods of rising interest rates, the value and profitability of our mortgage loans may be harmed from the date of origination (or interest rate lock) or purchase commitment until the date we sell or securitize the mortgage loans. In addition, the spread between the interest we receive on our mortgage loans during this aggregation period and our funding costs may be reduced by increases in market interest rates. As long as our access to the securitization market and our ability to execute whole loan sales remain constrained, the period during which we are exposed to these risks will be extended, and our earnings may decrease as a result.

•
Rising interest rates will generally reduce the value of mortgage loans and our interests that we continue to hold from our securitizations in our investment portfolio. For example, some of the interests we retain in connection with our securitizations are entitled to cash-flows that primarily represent the difference between the amount of interest collected on the underlying mortgage loans and the amount of interest payable to the holders of senior securities in the related securitization. In certain of these securitizations, the underlying mortgage loans generally have fixed interest rates for the first two or three years while the interest rate payable to holders of the senior securities is generally based on an adjustable London Inter-Bank Offered Rate, or LIBOR. In other securitizations, the underlying mortgage loans have variable interest rates that are based on indices other than LIBOR while the interest rate payable to holders of securities is generally based on LIBOR. If LIBOR increases during the time that the mortgage loans are fixed, or increases at a faster rate than the rate at which the underlying loans adjust, the income and value of our interests from these securitizations will be reduced. This would reduce the amount of cash we receive over the life of the loans in securitizations structured as financings and from our interests, and could require us to reduce the carrying value of these interests.

•
Rising interest rates will generally reduce the demand for residential real estate related services, including our brokerage and relocation services, which may reduce the income we receive from these services.

•	Rising interest rates could result in a significant margin call under our hedging arrangements, which would require us to provide the counterparty with additional cash collateral.

We are also subject to risks from decreasing interest rates. For example, a significant decrease in interest rates could increase the rate at which loans are prepaid, which also could require us to write down the value of some of our interests. Moreover, if prepayments are greater than expected, the cash we receive over the life of our mortgage loans held for investment and our interests would be reduced. Higher-than-expected prepayments could also reduce the value of our mortgage servicing rights and, to the extent the borrower does not refinance with us, the size of our servicing portfolio. Therefore, any such changes in interest rates could harm our revenues, profitability, financial condition and business prospects.

Our hedging strategies may not be successful in mitigating our risks associated with changes in interest rates.

We employ various economic hedging strategies to mitigate the interest rate and prepayment risk inherent in many of our assets, including our mortgage loans held for sale portfolio, our mortgage servicing rights and our portfolio of mortgage loans held for investment and interests from securitizations. We use various derivative and other financial instruments to provide a level of protection against interest rate risks, but no hedging strategy can protect us completely. Our hedging activities may include entering into interest rate swaps, caps and floors, options to purchase these items, futures and forward contracts, and/or purchasing or selling U.S. Treasury securities. Our hedging decisions in the future will be determined in light of the facts and circumstances existing at the time and may differ from our current hedging strategy. Any significant change in interest rates could result in a significant margin call, which would require us to provide the counterparty with additional cash collateral. Any such margin call could harm our liquidity, profitability, financial condition and business prospects.

Our hedging strategies may not be available to us or may not be effective in mitigating the risks related to changes in interest rates and could affect our profitability and financial condition, as could our failure to comply with hedge accounting principles and interpretations. Poorly designed strategies or improperly executed transactions could actually increase our risk and losses. Recently, we have incurred significant losses associated with our interest rate hedges, and it is likely that there will be periods in the future, during which we incur losses after accounting for our hedging strategies. The success of our interest rate risk management strategy is largely dependent on our ability to predict the earnings sensitivity of our loan servicing and loan production activities in various interest rate environments. Our hedging strategies also rely on assumptions and projections regarding our assets and general market factors. If these assumptions and projections prove to be incorrect or our hedges do not adequately mitigate the impact of changes in interest rates or prepayment speeds, we may incur losses that could adversely affect our profitability and financial condition.

Recent negative developments in the secondary mortgage markets have led credit rating agencies to make requirements for rating mortgage securities more stringent, and market participants are still evaluating the impact.

The credit rating agencies that rate most classes of our mortgage securitization transactions establish criteria for both security terms and the underlying mortgage loans. Recent deterioration in the residential mortgage market in the United States and internationally, especially in the nonprime sector, has led the rating agencies to increase their required credit enhancement for certain loan features and security structures. These changes, and any similar changes in the future, may reduce the volume of securitizable loans we are able to produce in a competitive market. Similarly, increased credit enhancement to support ratings on new securities may reduce the profitability of our mortgage securitization operations, and, accordingly, our overall profitability and financial condition.

Recent negative developments in our mortgage markets have led us to reduce the number of mortgage products we offer.

As a result of decreased liquidity for a number of mortgage products, including nonprime mortgage products and many products offered through our international businesses, we no longer offer those products in the affected markets. In our domestic mortgage business, we have shifted the bulk of our loan production to prime mortgage products that conform to the requirements of government-sponsored enterprises. In our international business, we generally restrict originations to those products and markets for which liquidity remains available. The products that are currently relatively liquid are generally not as profitable as the broader range of products we have traditionally offered. In addition, in the U.S. and some other markets, a number of competitors offer similar mortgage products, resulting in compression on interest margins and gains on sales. As a result, our operations will generally be less profitable than they would be if we were able to offer a more diversified product line.

We remain exposed to credit risk associated with our business lending activities, including our warehouse lending activities, and declines in the value of the collateral securing these loans or negative developments affecting the borrower could adversely affect our profitability and financial condition.

Our business lending activities, including our warehouse lending activities, continue to expose us to potentially further losses. For example, if the value of the collateral against which we lend declines, we may suffer a loss if the collateral is unable to be sold in an amount sufficient to repay our loan and the borrower is unable to repay any shortfall. This risk is heightened because many of our business lending customers, especially our warehouse lending clients, have limited capital. Some of our business lending customers also borrow from other lenders and their inability to fulfill their obligations to those other lenders could cause defaults under our loans and increase the borrower’s financial distress. A business lending customer’s financial decline, especially if bankruptcy proceedings are commenced or it ceases operations, can also further impair the value of the collateral supporting our business lending arrangements. As a result of the continuing decline in the domestic housing market, especially (but not exclusively) in the nonprime sector, some of our business lending arrangements may be under-collateralized and certain of our business lending clients have or may cease operations or file for bankruptcy. If we are unable to realize sufficient value from the collateral underlying our business lending activities, our profitability and financial condition will be adversely affected.

Our profitability and financial condition could be adversely affected if the assumptions underlying our risk-based underwriting and pricing models prove to be incorrect.

Our loan underwriting process, including our Assetwise Direct, Engenious® and other underwriting and pricing systems in each country and market in which we operate, depends heavily on risk-based pricing models. Because our risk-based pricing models are based primarily on standard industry loan loss data supplemented by our historical loan loss data and proprietary systems, and because the models cannot predict the effect of financial market and other economic performance factors, our risk-based pricing models may not be a complete and accurate reflection of the risks associated with our loan products. Certain of our loan products have proven to be more risky than our risk base pricing models predicted, which contributed to write downs of our mortgage loans held for sale as well as our retained interests from securitizations and negatively impacted our profitability and financial condition in 2007. Unless this changes, our profitability and financial condition would continue to be adversely affected.

Changes in existing U.S. government-sponsored mortgage programs, or disruptions in the secondary markets in the United States or in other countries in which we operate, could adversely affect our profitability and financial condition.

Our ability to generate revenue through mortgage loan sales to institutional investors in the United States depends to a significant degree on programs administered by government-sponsored enterprises such as Fannie Mae, Freddie Mac, Ginnie Mae and others that facilitate the issuance of mortgage-backed securities in the secondary market. These government-sponsored enterprises play a powerful role in the residential mortgage industry and we have significant business relationships with them. Proposals are being considered in Congress and by various regulatory authorities that would affect the manner in which these government-sponsored enterprises conduct their business, including proposals to establish a new independent agency to regulate the government-sponsored enterprises, to require them to register their stock with the U.S. Securities and Exchange Commission, to reduce or limit certain business benefits that they receive from the U.S. government and to limit the size of the mortgage loan portfolios that they may hold. In addition, the government-sponsored enterprises themselves have been negatively affected by recent mortgage market conditions. Any discontinuation of, or significant reduction in, the operation of these government-sponsored enterprises could adversely affect our revenues and profitability. Also, any significant adverse change in the level of activity in the secondary market, including declines in the institutional investors’ desire to invest in our mortgage products, could adversely affect our business.

We use three primary sales channels to sell our mortgage loans to the secondary market: whole-loan sales, sales to government-sponsored enterprises and securitizations. A decrease in demand from whole-loan purchasers or the government-sponsored enterprises, or for the securities issued in our securitizations, could adversely affect our revenues and profitability.

We depend on the accuracy and completeness of information about our customers and counterparties, and inaccuracies in such information could adversely affect our profitability.

When we originate and purchase mortgage loans, we rely heavily upon information supplied by third parties, including the information contained in the loan application, property appraisal or other indicators of property value, title information and employment and income documentation. In connection with our business lending and investment activities, including our warehouse lending activities, we also rely heavily on third-party information and assessments. If any of this information is intentionally or negligently misrepresented and the misrepresentation is not detected prior to loan funding or investment, the value of the loan or investment may be significantly less than expected. The risk is typically higher when we purchase a loan from a third-party seller. Whether a misrepresentation is made by the loan applicant, the mortgage broker, the correspondent lender, another third-party or one of our own employees, we generally bear the risk of loss associated with the misrepresentation. A loan subject to a material misrepresentation is typically unsalable or subject to repurchase if it is sold prior to detection of the misrepresentation. Although we may have rights against persons and entities who made or knew or should have known about the misrepresentation, it is often difficult to recover any monetary losses that we have suffered as a result of their actions.

We may be required to repurchase mortgage loans or indemnify investors if we breach representations and warranties, which could harm our profitability.

When we sell loans through whole-loan sales or securitizations, we are required to make customary representations and warranties about the loans to the purchaser or securitization trust. Our whole-loan sale agreements generally require us to repurchase or substitute loans if we breach a representation or warranty given to the loan purchaser. In addition, we may be required to repurchase loans as a result of borrower fraud or if a payment default occurs on a mortgage loan shortly after its origination. Likewise, we are required to repurchase or substitute loans if we breach a representation or warranty in connection with our securitizations. The remedies available to a purchaser of mortgage loans may be broader than those available to us against the originating broker or correspondent lender. Also, originating brokers and correspondent lenders often lack sufficient capital to repurchase more than a limited number of such loans and numerous brokers and correspondents are no longer in business. If a purchaser enforces its remedies against us, we may not be able to enforce the remedies we have against the seller of the mortgage loan to us or the borrower. Like others in our industry, we have experienced a material increase in repurchase requests. Significant repurchase activity could harm our profitability and financial condition.

General business and economic conditions may significantly and adversely affect our revenues, profitability and financial condition.

Our business and earnings are sensitive to general business and economic conditions in the United States and in the markets in which we operate outside the United States. These conditions include short-term and long-term interest rates, inflation, fluctuations in the debt capital markets, and the strength of national and local economies. We have been negatively impacted due to the significant stress in the residential real estate and related capital markets in 2007, and, in particular, the lack of home price appreciation in many markets in which we lend. If the rate of inflation were to increase, or if the debt capital markets or the economies of the United States or our markets outside the United States were to continue in their current condition or further weaken, or if home prices experience further declines, we could continue to be adversely affected and it could become more expensive for us to conduct our business. For example, business and economic conditions that negatively impact household incomes or housing prices could continue in their current condition or further decrease the demand for our mortgage loans and the value of the collateral underlying our portfolio of mortgage loans held for investment and interests that continue to be held by us , and further increase the number of consumers who become delinquent or default on their mortgage loans. In addition, the rate of delinquencies, foreclosures and losses on our mortgage loans (especially our nonprime loans) as experienced recently could be higher during more severe economic slowdowns. Any sustained period of increased delinquencies, foreclosures or losses could further harm our ability to sell our mortgage loans, the prices we receive for our mortgage loans or the value of our portfolio of mortgage loans held for investment or interests from our securitizations, which could harm our revenues, profitability and financial condition. Continued adverse business and economic conditions could, and in the near term likely will, further impact demand for housing, the cost of construction and other related factors that have harmed, and could continue to harm, the revenues and profitability of our business capital operations. For example, economic conditions that decrease demand for housing could adversely impact the success of a development project to which we have provided capital, which could adversely affect our return on that capital.

In addition, our business and earnings are significantly affected by the fiscal and monetary policies of the U.S. government and its agencies and similar governmental authorities outside the United States. We are particularly affected by the policies of the Federal Reserve, which regulates the supply of money and credit in the United States. The Federal Reserve’s policies influence the size of the mortgage origination market, which significantly impacts the earnings of our U.S. residential real estate finance business, and, to the extent such policies affect the residential construction and development market, impacts the earnings of our business capital activities. The Federal Reserve’s policies also influence the yield on our interest-earning assets and the cost of our interest-bearing liabilities. Changes in those policies are beyond our control and difficult to predict, and could adversely affect our revenues, profitability and financial condition.

We face intense competition that could harm our market share, revenues and profitability.

We operate in a highly competitive industry. Competition for mortgage loans and business lending in each country in which we operate comes primarily from financial service companies, including large commercial banks and savings institutions. Many of our competitors have fewer regulatory constraints than we have. For example, national banks and federal savings and loan institutions in the United States are not subject to certain state laws and regulations targeted at so-called predatory lending practices and we could be at a competitive disadvantage with respect to legitimate nonprime lending opportunities. Some of our competitors also have lower cost structures, lower cost of capital and are less reliant on selling mortgage loans into the secondary market due to their greater portfolio lending capacity. We face competition in such areas as mortgage product offerings, rates and fees, and customer service, both at the retail and institutional level. In addition, establishing relationships with mortgage brokers requires a relatively small commitment of capital and personnel, and this low barrier to entry permits new competitors to enter our markets quickly and compete for our mortgage loan production through this channel. As the withdrawal of liquidity from nonconforming mortgage products has dictated that we increase our reliance on conforming mortgage production, the lower cost structures of some of our competitors becomes an increasingly important competitive factor.

The internet mortgage financing industry, of which we are a part, is characterized by rapidly changing technologies, frequent new products and evolving industry standards. We may incur substantial costs to modify our services or infrastructure to adapt to these changes and to maintain and improve performance, features and reliability of our services. These technological advances and heightened internet commerce activities have also increased consumers’ accessibility to products and services generally. This has intensified competition among banking as well as non-banking companies in offering financial products and services. We may not be able to compete successfully in this changing market, which could reduce our market share and adversely impact our profitability and financial condition.

Increasing competition in the acquisition of mortgage loans from correspondent lenders in the secondary market and the origination of loans through mortgage brokers, and recent consolidation in the mortgage loan industry, may harm our profitability.

In the United States and in several other countries in which we operate, we depend on mortgage brokers and correspondent lenders for the origination and purchase of many of our mortgage loans. These mortgage brokers have relationships with multiple lenders and are not obligated to do business with us. We compete with these lenders for the brokers’ business on pricing, service, fees, costs and other factors. Competition from other lenders and purchasers of mortgage loans could negatively affect the volume and pricing of our mortgage loans, which could harm our profitability.

In addition, significant consolidation has occurred in recent years in the U.S. residential mortgage loan origination market. Continued consolidation in the residential mortgage loan origination market may adversely impact our business in several respects, including increased pressure on pricing or a reduction in our sources of mortgage loan production if originators are purchased by our competitors, any of which could adversely impact our profitability.

Our financial results could be materially adversely affected if a large number of homeowners to whom we have lent money were to suffer uninsured catastrophic damage to their property due to a terrorist attack or natural disaster.

The occurrence of a terrorist attack or a natural disaster, such as a hurricane, earthquake or wildfire, in a city, metropolitan area or other densely populated location in any of the countries in which we do business could decrease the value of mortgaged properties in that location. This, in turn, would increase the risk of delinquency, default or foreclosure on our mortgage loans held for investment or with respect to which we are exposed to the credit risk. The occurrence of any of these events could restrict our ability to originate, sell or securitize mortgage loans, impact the repayment of advances under our warehouse loans and adversely affect our business, profitability and financial condition. Increases in our provision for loan losses and reductions in carrying value related to certain assets as a result of Hurricane Katrina in 2005 represents an example of an adverse impact that a natural disaster can have upon our profitability and financial condition.

Changes in accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies may adversely affect our reported revenues, profitability and financial condition.

Our financial statements are subject to the application of U.S. generally accepted accounting principles, which are periodically revised and/or expanded. The application of accounting principles is also subject to varying interpretations over time. Accordingly, we are required to adopt new or revised accounting standards or comply with revised interpretations that are issued from time to time by recognized authoritative bodies, including the Financial Accounting Standards Board and the SEC. Those changes could adversely affect our reported revenues, profitability or financial condition. In addition, new or revised accounting standards may impact certain of our business lending products, which could adversely affect our profitability.

An interruption in or breach of our information systems may result in lost business, regulatory actions or litigation or otherwise harm our reputation.

We rely heavily upon communications and information systems to conduct our business in each country and market in which we operate. Any failure or interruption of our information systems or the third-party information systems on which we rely could adversely impact our business in several ways, including underwriting or other delays, fewer loan applications being received, slower or incorrect processing of applications and reduced efficiency in loan servicing. We are required to comply with significant U.S. and state regulations, as well as similar laws in other countries in which we operate, with respect to the handling of consumer information, and a breach in security of our information systems could result in regulatory action and litigation against us. If a failure, interruption or breach occurs, it may not be immediately detected or adequately addressed by us or the third parties on which we rely. Such a failure, interruption or breach could harm our reputation, revenues, profitability and business prospects.

The success and growth of our business may be adversely affected if we do not adapt to and implement technological changes.

Our mortgage loan production and servicing operations are dependent upon our ability to effectively interface with our brokers, borrowers and other third parties and to produce and service the loans efficiently. These operations are becoming more dependent upon technological advancement, such as the ability to process loan applications over the internet, accept electronic payments and provide immediate status updates. To the extent that we become reliant on any particular technology or technological solution, we may be harmed if the technology or technological solution:

•	becomes non-compliant with existing industry standards or is no longer supported by vendors;

•	fails to meet or exceed the capabilities of our competitors’ corresponding technologies or technological solutions;

•	becomes increasingly expensive to service, retain and update; or

•	becomes subject to third-party claims of copyright or patent infringement.

Our failure to acquire necessary technologies or technological solutions could limit our ability to remain competitive and could also limit our ability to increase our cost efficiencies, which could harm our revenues and profitability.

Our business outside the United States exposes us to additional risks that may cause our revenues and profitability to decline.

We conduct a significant portion of our business outside the United States. In 2007, we derived approximately 14.3% of our net loss and 20.3% of our total assets from our businesses outside the United States. We recently entered markets in Spain as well as Australia. The risks associated with our operations outside the United States include:

•	country specific market conditions resulting in further asset valuation volatility and liquidity constraints;

•	multiple foreign regulatory requirements that are subject to change;

•	differing local product preferences and product requirements;

•	fluctuations in foreign currency exchange rates and interest rates;

•	difficulty in establishing, staffing and managing foreign operations;

•	differing legal and regulatory requirements;

•	potentially negative consequences from changes in tax laws; and

•	political and economic instability.

The effects of these risks may, individually or in the aggregate, adversely affect our revenues and profitability.

As a result of significant restrictions on liquidity in the local mortgage markets for Spain, Germany and The Netherlands, the Company has recently suspended origination of new mortgage business in those markets, except for the fulfillment of existing commitments. Though we continue to service and manage the existing loans and other assets related to these businesses, there can be no assurance that liquidity will return to these markets in the near future. Liquidity constraints have also reduced new originations in the Company’s mortgage business in the U.K. Continued liquidity constraints in these markets, which are expected to continue in the near term, are likely to affect negatively our revenues, profits and business prospects, as well as imposing additional demands on our overall liquidity and funding needs.

Our business capital activities expose us to additional risks that may adversely affect our revenues and profitability.

We finance residential and resort development and construction projects, provide sale-leasebacks of model homes to homebuilders and grant lot options to homebuilders. We also make equity investments in residential development and construction projects as well as entities that conduct those projects and extend secured and unsecured working capital loans to certain customers. Our investments in and financings of these projects and entities involve significant risks because, among other things, the projects are not complete at the time of the investment or financing. The performance of our investment or repayment of our financing is ultimately dependent on the success of the project. In addition, we have binding legal commitments to lend to fund the construction of certain projects, even though these projects may be negatively affected by current adverse market trends. With regard to investments in residential developers, builders and similar entities and unsecured working capital loans made to them, the success or failure of an investment or loan is dependent on the financial performance of the entity. If any entity in which we invest or to which we have extended unsecured credit fails, we could lose all or part of our investment or loan in that entity.

Furthermore, we may not be able to dispose of our investment on favorable terms or at all, particularly if our investments are in non-marketable equity securities of a private company or are otherwise illiquid. We may need to complete construction of a model home or construction of a model home or construction project, complete site preparation work and remove tax and mechanics liens in order to sell a property related to a contract in which the related builder has defaulted or related to a lot option that has terminated. In addition, we may incur additional costs pending sale, such as property taxes, homeowners’ association dues, maintenance costs, insurance costs and legal fees.

With regard to development and construction projects, the success or failure of any such project is dependent on a variety of factors, including:

•	the performance and financial strength of the developer;

•	development, construction and other costs of the project not exceeding original estimates;

•	the ability of the project to attract creditworthy buyers;

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the project being completed on schedule, which is subject to many factors, several of which are beyond the control of the developer, such as required governmental approvals, weather, labor conditions and material shortages;

•	the continued involvement of key personnel; and

•	local housing demand and competition, including the strength of the local and national economy and fluctuations in interest rates.

Loans to, and investments in, these projects are considered more risky than residential mortgage loans, in part because development and construction costs are inherently difficult to determine at the commencement of a project, the loans or investments are typically larger, the construction may not be completed timely, if at all, and the underlying collateral may be less marketable. In addition, some of our loans are secured by a pledge of the equity interests in the related developer and are subordinate to more senior loans secured by a mortgage or the project. Our equity investments in these projects, if applicable, are subordinate to all debt financings to the projects. If we have made both a loan and an equity investment in a construction project, there is a risk that our loan could be further subordinated by a court and deemed to be part of our equity investment. We have established an allowance for loan losses in our financial statements intended to cover our exposure to loans on these projects. However, losses may exceed our allowance, which could adversely affect our profitability and financial condition.

The value of our investment in, or mortgage on, model homes leased to builders, and in lots under option to builders have been and may be further impaired at any time if builders exercise their option to terminate their leases, or terminate their purchase options, or we terminate a model home base or lot option due to a builder default. Impairments on model leases and lots under options have been and may also be further taken even though the builder has not terminated. During the period ended December 31, 2007, these terminations have occurred, and may continue to occur, when the value of the related assets has fallen from the values attributed to those assets at the commencement of the transaction with the builder or the builder has elected to terminate the related project or suffered financial distress.

A significant portion of our business is in the States of California and Florida, and our business may be significantly harmed by a slowdown in the economy or the occurrence of a natural disaster in California or Florida.

A significant portion of the mortgage loans we originate, purchase and service are secured by properties in California and Florida. A significant portion of our warehouse lending and business capital activities are also concentrated in California and Florida.

A continuation of current adverse conditions or a further decline in the economy or the residential real estate market in California or Florida, or the occurrence of a natural disaster such as an earthquake, tropical storm or wildfire, could decrease the value of mortgaged properties in California or Florida. This, in turn, would increase the risk of delinquency, default or foreclosure on our mortgage loans held for investment or with respect to which we are exposed to the credit risk. The occurrence of any of these events could restrict our ability to originate, sell or securitize mortgage loans, impact the repayment of advances under our warehouse loans and adversely affect our business, profitability and financial condition.

A decline in the economy or the residential real estate market in California or Florida, or the occurrence of a natural disaster, could also undermine the demand for the construction of new homes, undermine the development of residential real estate or delay the completion or sale of residential construction and development projects. The occurrence of any of these events could adversely affect our business capital activities.

If GMAC were to become the subject of a bankruptcy proceeding and we were substantively consolidated with GMAC, our assets would become subject to the claims of our creditors and the creditors of GMAC.

If GMAC were to become the subject of a bankruptcy proceeding, the bankruptcy court could disregard the separate legal existence of ResCap and “substantively consolidate” us with GMAC. If this were to occur, our assets and the assets of GMAC would be subject to the claims of creditors of all entities so consolidated.

We have executed an operating agreement that is intended to create some separation between GMAC, on the one hand, and us, on the other. Although we believe that we would not be consolidated with GMAC in a bankruptcy of GMAC, it is a question that would be determined by the bankruptcy court in light of the circumstances existing at the time of determination. As a result, we cannot state with certainty that we would not be substantively consolidated with GMAC in a bankruptcy proceeding.

GMAC controls all fundamental matters affecting us, and its interests may differ from ours.

GMAC indirectly owns all of our outstanding membership interests and has the power to elect and remove all of our directors, including the two independent directors who are required under an operating agreement to which we and GMAC are a party. As of the date hereof, the two independent director positions are currently vacant. The operating agreement may be amended by the parties thereto, except for amendments that materially and adversely affect the rights of the holders of our outstanding notes, which require the approval of a majority of the independent directors. The operating agreement may be terminated by the parties thereto provided a majority of the independent directors approve the termination. The operating agreement also terminates if we cease to be a direct or indirect subsidiary of GMAC.

GMAC’s interests may differ from ours and, subject to the applicable provisions of the operating agreement, GMAC may cause us to take actions that are materially adverse to us.

Legal and Regulatory Risks Related to Our Business

The scope of our residential mortgage loan production and servicing operations exposes us to risks of noncompliance with an increasing and inconsistent body of complex laws and regulations at the federal, state and local levels in the United States and in the international markets in which we operate.

Because we are authorized to originate, purchase and service mortgage loans in all 50 states, we must comply with the laws and regulations, as well as judicial and administrative decisions, for all of these jurisdictions, in addition to an extensive body of federal law and regulations. We similarly face an extensive body of law and regulations in the countries in which we operate outside the United States. The volume of new or modified laws and regulations has increased in recent years, and individual cities and counties in the United States continue to enact laws that restrict certain loan origination, acquisition and servicing activities in those cities and counties. The laws and regulations within and outside the United States are different, complex and, in some cases, in direct conflict with each other. In addition, these laws and regulations often contain vague standards or requirements, which make compliance efforts challenging. As our operations continue to grow, it may be more difficult to comprehensively identify and accurately interpret all of these laws and regulations, properly program our technology systems and effectively train our staff. Any failure to do so will potentially increase our exposure to the risks of noncompliance with these laws and regulations.

Our failure to comply with these laws can lead to:

•	civil and criminal liability;

•	loss of licenses and approvals;

•	damage to our reputation in the industry;

•	inability to sell or securitize our loans, or otherwise raise capital;

•	demands for indemnification or loan repurchases from purchasers of our loans;

•	fines and penalties and litigation, including class action lawsuits;

•	governmental investigations and enforcement actions; and

•	claims that an allegedly non-compliant loan is rescindable or unenforceable.

In addition, allegations of our failure to comply with these laws could damage our reputation. We are currently the subject of numerous class action lawsuits relating to alleged violations of various laws and regulations as well as some governmental investigations relating to certain of our business practices. An adverse result in one or more of these legal proceedings and investigations could harm our results of operations, financial condition, reputation and business prospects. See “Legal Proceedings” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for more information.

New and proposed legislation and court rulings with respect to so-called predatory lending practices and other lending practices could restrict our ability to produce mortgage loans or service, which could harm our revenues and profitability.

Several states and cities in the United States are considering or have enacted laws, regulations or ordinances aimed at curbing so-called predatory lending practices. The U.S. government is also considering legislative and regulatory proposals in this regard. In general, these proposals involve lowering the existing federal Home Ownership and Equity Protection Act thresholds for defining a “high-cost” loan, and establishing enhanced protections and remedies for borrowers who receive such loans. In addition, some of these laws and regulations provide for extensive assignee liability for whole loan buyers and securitization trusts. Because of enhanced risk, including to an entity’s reputation, many whole-loan buyers elect not to purchase any loan labeled as a “high cost” loan under any local, state or federal law or regulation. The rating agencies have also taken adverse action with respect to securitizations that include these “high-cost” loans. Accordingly, these laws and rules could severely constrict the secondary market for a portion of our loan production and effectively preclude us from continuing to originate or purchase loans that fit within the newly defined thresholds. For example, after the Georgia Fair Lending Act became effective in 2002, many lenders and secondary market buyers refused to finance or purchase Georgia mortgage loans and rating agencies refused to provide ratings for securitizations including such loans. As a result, we substantially reduced our mortgage loan production in Georgia until the law was amended a few months later. Moreover, some of our competitors that are national banks or federally chartered thrifts may not be subject to these laws and may, therefore, be able to capture market share from us and other lenders. We may not be able to similarly benefit from this federal preemption because our affiliate, GMAC Bank, is licensed as an industrial bank pursuant to the laws of Utah. Continued enactment of such state and local laws could increase our compliance costs, reduce our fee income and lower our mortgage loan production volume, all of which could harm our revenues, profitability and financial condition.

Other state laws either passed or under consideration impose significant new requirements on loans that are not considered “high cost” loans. While these requirements typically do not impose liability on assignees of mortgage loans such as loan buyers and securitization trusts, they impose new requirements related to the underwriting of mortgage loans. For example, several states have passed laws imposing requirements on how a lender must determine whether the borrower has the ability to repay the loan, including requirements on verification of income, and imposing requirements on how a lender must determine whether the borrower has received a reasonable tangible net benefit. Some of these requirements are ambiguous, which may make it difficult to comply with the laws and may increase our exposure to litigation.

On February 25, 2008, a Superior Court judge in Massachusetts issued a preliminary injunction barring Fremont Investment & Loan from foreclosing - without prior consent of the Attorney General and/or the Court - certain sub-prime loans that it originated between 2004 and 2007. These loans have characteristics that were once standard and permissible in the industry, but are now presumptively unfair under Massachusetts’ consumer protection statute.  The Court acknowledged that the loans did not violate any federal or state law at the time they were originated. However, the Court concluded that, even though the loans were not “high cost mortgage loans “ governed by the Massachusetts Predatory Home Loan Practices Act (“the Act”), it is reasonable for the Court to consider whether the loans at issue fall within the “penumbra” of the concept of unfairness reflected in the Act. The four characteristics that render the Fremont loans presumptively unfair are: (1) the loans were adjustable rate loans with an introductory period of three years or less (generally, a 2/28 or 3/27 ARM); (2) the loans have an introductory or “teaser” rate for the initial period that was significantly lower than the “fully indexed rate,” that is, at least 3 percent below the “fully indexed rate;” (3) the borrowers have a debt-to-income ratio that would have exceeded 50 percent had Fremont’s underwriters measured the debt, not by the debt due under the teaser rate, but by the debt that would be due at the fully indexed rate,” and (4) the LTV is 100% or the loans carry a substantial prepayment penalty, or the prepayment penalty extends beyond the introductory period.  Subsequent to the ruling, Massachusetts Attorney General Martha Oakley announced that Fremont will not be allowed to sell the servicing rights of covered mortgage loans unless that buyer is willing to agree, in writing, to adhere to the same preliminary injunction agreement that Fremont submitted to. While the ruling only covers certain loans originated and serviced by Fremont in Massachusetts, it could have far reaching effects on other lenders seeking for foreclose on sub-prime loans in Massachusetts. It may also influence how other courts, states’ attorneys general and other federal and state lending regulators view the fairness of similar sub-prime mortgage loans.

We may be subject to fines or other penalties based upon the conduct of independent mortgage brokers through which we originate mortgage loans and lenders from which we acquire mortgage loans.

The mortgage brokers and lenders through which we obtain mortgage loans are subject to parallel and separate legal obligations. While these laws may not explicitly hold the originating lenders responsible for the legal violations of mortgage brokers or assignees liable for the legal violations of the originating lender, federal and state agencies have increasingly sought to impose such liability on parties that take assignments of such loans. Recently, for example, the Federal Trade Commission entered into a settlement agreement with a mortgage lender where the Federal Trade Commission characterized a broker that had placed all of its loan production with a single lender as the “agent” of the lender. The Federal Trade Commission imposed a fine on the lender in part because, as “principal,” the lender was legally responsible for the mortgage broker’s unfair and deceptive acts and practices. The U.S. Department of Justice in the past has sought to hold a nonprime mortgage lender responsible for the pricing practices of its mortgage brokers, alleging that the mortgage lender was directly responsible for the total fees and charges paid by the borrower under the Fair Housing Act even if the lender neither dictated what the mortgage broker could charge nor kept the money for its own account. In addition, various regulators and plaintiffs’ lawyers have sought to hold assignees of mortgage loans liable for the alleged violations of the originating lender under theories of express or implied assignee liability. Accordingly, we may be subject to fines or other penalties based upon the conduct of our independent mortgage brokers or originating lenders.

If warehouse lenders and securitization underwriters face exposure stemming from legal violations committed by the companies to which they provide financing or underwriting services, this could increase our borrowing costs and harm the market for our whole loans and mortgage-backed securities.

The scope of potential liability has increased for warehouse lenders and securitization underwriters because of recent legal developments. In June 2003, a California jury found a warehouse lender and securitization underwriter liable in part for fraud on consumers committed by a mortgage lender to whom it provided financing and underwriting services. The jury found that the investment bank was aware of the fraud and substantially assisted the mortgage lender in perpetrating the fraud by providing financing and underwriting services that allowed the lender to continue to operate, and held the investment bank liable for 10% of the plaintiff’s damages. If other courts or regulators adopt this theory, we may face increased litigation as we are named as defendants in lawsuits and regulatory actions against the mortgage companies with which we do business, which could harm our profitability, financial condition, reputation and business prospects. Some investment banks may also exit the business, charge more for warehouse lending or reduce the prices they pay for whole loans in order to build in the costs of this potential litigation. This could, in turn, restrict our access to capital and harm our profitability, financial condition and business prospects.

Enhanced reporting required by the Home Mortgage Disclosure Act may lead to increased litigation, investigations, media coverage and challenges to our reputation.

In 2002, the Federal Reserve Board adopted changes to Regulation C promulgated under the Home Mortgage Disclosure Act. Among other things, the new regulations require lenders to report the interest rate spread between the annual percentage rate on a residential mortgage loan and the yield on U.S. Treasury securities with comparable maturities if the spread equals or exceeds 3% for first lien loans and 5% for subordinate lien loans. This requirement applies to residential mortgage loans we originate, but not to loans we purchase. The expanded reporting requirement became effective in 2004 for reports filed in 2005 and thereafter. Many of our residential mortgage loans are subject to the expanded reporting requirements.

The expanded reporting does not provide for additional loan information, such as credit risk, debt-to-income ratio, loan-to-value ratio, documentation level or other salient loan features. As a result, there is a risk that this information could be misinterpreted and lead to increased litigation, investigations and enforcement actions by federal and state agencies, especially with respect to compliance with equal credit and fair lending laws. This increased reporting has also attracted media coverage and governmental inquiries, including with respect to our information, and further media coverage and government inquiries are possible. An adverse result in any legal action or proceeding, investigation or negative media coverage, could adversely affect our business or reputation.

We are no longer able to rely on the Alternative Mortgage Transactions Parity Act of 1982 to preempt certain state law restrictions on prepayment penalties, which could harm our revenues and profitability.

The value of a mortgage loan depends, in part, upon the expected period of time that the mortgage loan will be outstanding. If a borrower prepays a mortgage loan, the holder of the mortgage loan does not realize the full value expected to be received from the loan. A prepayment penalty payable by a borrower who repays a loan earlier than expected helps offset the reduction in value resulting from the early payoff. Consequently, the value of a mortgage loan is enhanced to the extent the loan includes a prepayment penalty, and a mortgage lender can offer a lower interest rate and/or lower loan fees on a loan that has a prepayment penalty. Prepayment penalties are an important feature used to obtain value on the loans we originate.

Some state laws restrict or prohibit prepayment penalties on mortgage loans and, until July 2003, we relied on the Alternative Mortgage Transactions Parity Act and related rules issued by the Office of Thrift Supervision, or OTS, to preempt state limitations on prepayment penalties. This Act was enacted to extend to financial institutions the federal preemption that federally chartered depository institutions enjoy. However, in September 2002 the OTS released a new rule that reduced the scope of the Act’s preemption and we are therefore no longer able to rely on the Act to preempt state restrictions on prepayment penalties. The elimination of this federal preemption prohibits us from charging any prepayment penalty in any state that prohibits such penalties and limits the amount or other terms and conditions in several other states. This may place us at a competitive disadvantage relative to financial institutions that will continue to enjoy federal preemption of such state restrictions. Such institutions are able to charge prepayment penalties without regard to state restrictions and, as a result, may be able to offer loans with interest rate and loan fee structures that are more attractive than the interest rate and loan fee structures that we are able to offer. This competitive disadvantage could harm our profitability and business prospects.

Certain of our owners are subject to a regulatory agreement that may affect our interest in GMAC Bank.

On February 1, 2008, Cerberus FIM, LLC, Cerberus FIM Investors LLC and FIM Holdings LLC (collectively, “FIM Entities”), submitted a letter to the FDIC requesting that the FDIC waive certain of the requirements contained in a two-year disposition agreement between each of the FIM Entities and the FDIC. The agreement was entered into in connection with the sale by General Motors of 51% of the equity interests in GMAC to a consortium of investors led by Cerberus FIM Entities and including wholly-owned subsidiaries of Citigroup Inc. (an affiliate of one of the dealer managers), Aozora Bank Ltd. and PNC Financial Services Group, Inc. The sale resulted in a change of control of GMAC Bank, an industrial loan corporation, which required the approval of the FDIC. At the time of the sale, the FDIC had imposed a moratorium on the approval of any applications for deposit insurance or change of control notices. As a condition to granting the application in connection with the change of control of GMAC Bank during the moratorium, the FDIC required each of the FIM Entities to enter into a two-year disposition agreement. As previously disclosed by the FDIC, that agreement requires, among other things, that by no later than November 30, 2008 the FIM Entities complete one of the following actions: (1) become registered with the appropriate federal banking agency as a depository institution holding company pursuant to the Bank Holding Company Act or the Home Owners’ Loan Act, (2) divest control of GMAC Bank to one or more persons or entities other than prohibited transferees, (3) terminate GMAC Bank’s status as an FDIC-insured depository institution or (4) obtain from the FDIC a waiver of the requirements set forth in this sentence on the ground that applicable law and FDIC policy permit similarly situated companies to acquire control of FDIC-insured industrial banks; provided that no waiver request could be filed prior to January 31, 2008 unless, prior to that date, Congress enacted legislation permitting, or the FDIC by regulation or order authorizes, similarly situated companies to acquire control of FDIC-insured industrial banks after January 31, 2007. We cannot give any assurance that the FDIC will approve the FIM Entities’ waiver request, or, if it is approved, that it will impose no conditions on our retention of GMAC Bank or on its operations. However, it is worth noting that the House of Representatives has passed a bill that would permit the FIM Entities to continue to own GMAC Bank. The Senate Banking Committee has approved a bill that would have the same effect. If the FDIC does not approve the waiver we could be required to sell GMAC Bank or cause it to cease to be insured by the FDIC, or we could be subject to conditions on our retention of GMAC Bank or on its operations in return for the waiver. Requiring us to dispose of GMAC Bank or relinquish deposit insurance would, and imposition of such conditions might, materially adversely affect our access to low cost liquidity and our business and operating results. See “Liquidity and Capital Resources – Liquidity and Capital Management Highlights Year to Date 2008” for information regarding the exchange of preferred units issued to GMAC for preferred units of IB Finance, owner of GMAC Bank.